Exhibit 99.1

NEWS RELEASE Contacts: Bob Halliday Executive Vice President and Chief Financial Officer 978.282.7597 or Tom Baker Vice President, Finance 978.282.2301

Varian Shareholders Approve the Planned Merger with Applied Materials

Gloucester, Aug 12, 2011 — Varian Semiconductor Equipment Associates, Inc. (“Varian”) (NASDAQ: VSEA) achieved a significant milestone yesterday in the proposed merger between Varian and Applied Materials, Inc. (NASDAQ: AMAT). At a special stockholders meeting yesterday, Varian stockholders voted to approve the merger. Gary Dickerson, Chief Executive Officer of Varian Semiconductor, said, “Gaining shareholder approval is a significant step in the process to combine the strengths of both companies and enhance our innovation, customer focus, operational excellence and talent so that we are better positioned to reach our goals.”

The merger was approved by holders of approximately 52.8 million shares of Varian’s outstanding common stock, and approximately 237,000 shares voted against the merger. This represents over 99% of the shares present in person or represented by proxy at the special meeting voting in favor of the merger.

Varian continues to expect that the merger will be completed during the second half of 2011. The closing of the merger is subject to the satisfaction or waiver of certain other closing conditions, including, without limitation, the approval of the U.S. Department of Justice under the Hart Scott Rodino Act.

About Varian Semiconductor Equipment Associates, Inc.

Varian is a leading supplier of ion implantation equipment used in the fabrication of semiconductor chips and photovoltaic modules. Varian’s products are used by manufacturers worldwide to produce high-performance semiconductor devices and solar panels. Customers have made Varian the market leader in ion implant because of its architecturally superior products that lower their costs and improve their productivity.

Varian provides support, training, and after-market products and services that help its customers to obtain high utilization and productivity, reduce operating costs, and extend capital productivity of customer investments through multiple product generations. Varian has ranked #1 in the VLSI Research Customer Satisfaction Survey 14 times over the last 15 years. Varian operates globally and is headquartered in Gloucester, Massachusetts. More information can be found on Varian’s web site at www.vsea.com

Safe Harbor

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements include those regarding the expected closing and anticipated benefits of the merger, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by such statements, including, but not limited to the ability of Varian Semiconductor and Applied Materials, Inc. to consummate the pending merger in a timely manner or at all. This and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010 and in other periodic and current reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.